Exhibit 3.1

AUG-26-2008 TUE 03:37 PM FAX NO. P. 02
08/25/2008 11:59 FAX 002/005

Date: 08/25/2008
Receipt Number: 2578700
Amount Paid: $37.00

EXPEDITE

ER

AMENDMENT

State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

File Number: 763770-0142

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: Implantable Vision, Inc.
2. The date the following amendment(s) was adopted: August 25, 2008
3. If changing the corporation name, the new name of the corporation is: Arcland Energy Corporation
4. The text of each amendment adopted (include attachment if additional space needed): Please see Exhibit A attached hereto

08-25-08A11:58 RCVD

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

- [ ] No shares have been issued or directors elected – Adopted by Incorporator(s)
- [ ] No shares have been issued but directors have been elected – Adopted by the board of directors
- [ ] Shares have been issued but shareholder action was not required – Adopted by the board of directors
- [x] The number of votes cast for the amendments(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group – Adopted by the shareholders

7. Delayed effective date (if not to be effective upon filing) ____________ *(not to exceed 90 days)*

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature] Title: President

Dated this 25 day of August, 2008

Under GRAMA (63-2-201), all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporation.

Date: 08/26/2008
Receipt Number: 2580020
Amount Paid: $75.00

ER

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 26 day of Aug 2008
In this office of this Division and hereby issued This Certificate thereof.

Examiner [signature] Date 08-26-08

[signature]
Kathy Berg
Division Director

EXHIBIT A

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
IMPLANTABLE VISION, INC.

Implantable Vision, Inc. (hereinafter called the “Corporation”) hereby adopts the following amendments to its Restated Articles of Incorporation filed with the Utah Division of Corporations on July 13, 2007, as further amended by Articles of Amendment to the Articles of Incorporation filed on October 4, 2007 (collectively, the “Amended Articles”):

Article FIRST of the Corporation’s Amended Articles is hereby deleted in its entirety and amended to read in its entirety as follows:

“FIRST:  The name of this corporation is Arcland Energy Corporation.”

Section 4 of Article FOURTH of the Corporation’s Amended Articles  is hereby deleted in its entirety and amended to read in its entirety as follows:

 “4.           Conversion.  The holders of shares of Series A Preferred Stock shall have the following conversion rights:

(a)           Conversion.  Subject to the limitations set forth below, each share of the Series A Preferred Stock shall be convertible at any time prior to January 1, 2009, in whole or in part, unless previously redeemed, at the option of the holder of record thereof, into sixteen (16) shares of Common Stock, upon surrender to the Corporation or its transfer agent of the certificate or certificates representing the Series A Preferred Stock to be converted, as provided below, or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith.

(b)           Mechanics of Conversion.  In the case of a conversion, before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock as above described, it shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or its transfer agent for the Series A Preferred Stock (or an indemnification agreement in case such certificates have been lost, stolen or destroyed), and shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter and in any case within two (2) business days of the Corporation’s receipt of the notice of conversion, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid: provided that such holder or nominee(s), as the case may be, shall be deemed to be the owner of record of such Common Stock as of the date that written notice is given to the Corporation of such holder’s properly completed and executed election to convert and the surrender of the certificates representing the Series A Preferred Stock being converted, duly endorsed, at the office of the Corporation or its transfer agent (or an indemnification agreement in case such certificates have been lost, stolen or destroyed).  A certificate or certificates will be issued for the remaining shares of Series A Preferred Stock in any case in which fewer than all of the shares of Series A Preferred Stock represented by a certificate are converted.

(c)           Limitation on Conversion.  No single holder of Series A Preferred Stock shall be allowed to exercise its conversion privilege to an extent that immediately following the conversion, the holder would be beneficial owner of more than 4.999% of the outstanding Common Stock of the Corporation after such conversion.  Such restriction shall be continuing, but shall not prevent the exercise of the conversion privilege by a holder up to an amount that when combined with existing holdings, would not exceed 4.999% of the Corporation.  Notwithstanding the foregoing, this Beneficial Ownership Limitation shall automatically terminate immediately on October 29, 2009.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Limitation on Conversion herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(d)           Issue taxes.  The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion.  If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued on conversion are to be issued in a name or names other that the name or names in which such surrendered shares stand, then the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series A Preferred Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

(e)           Valid Issuance.  All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid an nonassessable, free from preemptive rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.”